Exhibit 99.1

NAC Global Technologies Announces Planned Merger with SHE - Swiss Heights Engineering - a Holding Company for Bellelli Engineering Group and Petrochem Industrie Group.

Jacksonville, FL – April 27, 2016 – NAC Global Technologies, Inc. (OTCBB: NACG) - NAC Global Technologies, Inc. today announced that it has agreed to terms and executed a Letter of Intent to acquire Swiss Heights Engineering S.A. (SHE) of Lugano, Switzerland, a holding company engaged to hold 100% of Bellelli group of companies and 100% of Petrochem Industrie group of companies The contemplated combination would vastly expand NAC’s business size and its global footprint in the engineering services, energy markets, chemical processing, and petrochemical markets.

Based upon 2015 revenues of each of the constituent companies, the company projects 2016 combined revenues will exceed $30 million USD. Bellelli has physical presences in Italy, Switzerland, Columbia, Mexico, United Arab Emirates, and the USA.

Vincent Genovese, CEO of NAC, commented, “We are extremely pleased to announce our planned merger with Swiss Heights Engineering. A key component of our growth strategy has been to swiftly establish a multi-million dollar revenue base, and to expand in the energy markets, specifically in process automation controls.”

Under the terms of the anticipated merger agreement, the present shareholders of SHE will, in aggregate, receive 95.75% of the combined companies. The acquired companies will become a wholly-owned subsidiary of NACG, and NACG shareholders will be entitled to hold their existing shares. Mr. Genovese will remain as CEO of the merged companies.

Antonio Monesi, president of Bellelli, commented, “By integrating the companies’ abilities and experience in process controls, engineering, and precision manufacturing, it will produce powerful competitive advantages. The merger, of course, also positions the expanded group very well for capital access and much accelerated growth.”

The transaction is conditioned upon mutual due diligence, negotiation and execution of definitive agreements and certain modifications to agreements with existing noteholders, as well as certain other customary conditions. The parties expect to sign a definitive agreement during Q2, 2016. Additional details of the transaction and more specific revenue guidance will be disclosed once a definitive agreement is executed.

About Bellelli Engineering

Bellelli Engineering primarily designs and supplies process plants and equipment for the Oil and Gas industry, ranging from oil and gas field production facilities to treatment/refining. Additionally, Bellelli offers consulting services, supply of individual process units and/or the renovation of old plants for upstream, midstream and downstream markets.

For more information, please visit: http://www.bellellieng.com

About Swiss Heights Engineering

Swiss Heights Engineering SA is a holding company currently engaged to wholly acquire and operate valued and synergistic oil and gas manufacturing businesses, including Petrochem Industrie S.r.l., Proteam TPS S.r.l. Lotus S.r.l. and all of Bellelli Engineering group of companies and affiliates.

For more information, please visit: http://www.petrochemindustrie.it/

About NAC Global Technologies

NAC Global Technologies is an engineering services, R&D, and manufacturing company. Through its wholly owned subsidiary, NAC Drive Systems, harmonic gearing technology is marketed to the automation, robotics, energy, and defense industries. The Company is headquartered in Jacksonville, FL.

For more information, please visit: http://www.nacglobaltechnologies.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact: Vincent Genovese, CEO, 904-493-6496